Exhibit 23(a)

                          INDEPENDENT AUDITORS' CONSENT

GENERAL MOTORS CORPORATION:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of General Motors Corporation of the following:

    o our report dated January 16, 2002 (March 6, 2002 as to Note 25) appearing on page II-19 in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 2001, and

    o our report dated January 15, 2002 (March 7, 2002 as to Note 21) appearing on page IV-41 in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 2001.

We also consent to the references to us under the heading "Experts" in the Prospectuses, which are parts of this Registration Statement.


/s/DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan
May 16, 2002